EXHIBIT 10.2

FOURTH AMENDMENT TO CREDIT AGREEMENT

        THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment “) is entered into as of June 30, 2009, by and between PRO-DEX, INC., a Colorado corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“BANK”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 1, 2007, as amended from time to time (“Credit Agreement”).

            WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

            NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.         Sections 4.9 (c) and (e) are hereby deleted in its entirety, and the following substituted therefor:

                   “(c)        Net Income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, provided, however, that Borrower may incur a net loss for either the fiscal year ending 2009 or the fiscal year ending 2010 of up to $2,957,000.00 resulting from the write-off of the Borrower’s “Intraflow” product during such year (“Intraflow Write-off”) and the amount of the deferred tax asset allowance taken in the fiscal quarter ending March 31, 2009.

                   (e)          Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end, determined on a rolling 4 quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes (excluding any Intraflow Write-off during any period permitted herein and the mount of the deferred tax asset allowance taken in the quarter ending March 31, 2009) plus depreciation expense, cash capital contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by the aggregate of all principal payments made on CPLTD and all capitalized lease payments.”

2.         Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

3.         Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
PRO-DEX, INC.	NATIONAL ASSOCATION

By: /s/ Mark P. Murphy	By: /s/ Manishi G. Parikh
Mark P .Murphy	Manishi G. Parikh
Chief Executive Officer	Vice President

By: /s/ Jeffrey Ritchey
Jeffrey Ritchey
Chief Financial Officer, Treasurer, Secretary